Exhibit 99.1


Media Release

First Leesport Bancorp, Inc.


For Additional Information, Please Contact:

Raymond H. Melcher, Jr., Chairman, President and
Chief Executive Officer
(610) 208-0966 (x211)

Stephen A. Murray, Chief Financial Officer
(610) 208-0966 (x221)

For Immediate Release - November 15, 2001

     First Leesport Bancorp, Inc. (Nasdaq: FLPB) today announced that it has commenced its previously announced rights offering by distributing non-transferable rights to subscribe for and purchase up to 1,000,000 shares of its common stock to shareholders of record as of November 9, 2001. In the offering, each shareholder will have the right to subscribe for one share of common stock, at a subscription price of $13.00 per share, for each two shares owned on November 9, 2001. Shareholders who fully exercise their rights will also have an oversubscription privilege entitling them to buy additional shares not subscribed for by other shareholders at the same price under certain circumstances.

     Shareholders will be able to exercise their rights to purchase shares in the offering until 5:00 p.m. Eastern Time on December 12, 2001. The Company, in its discretion, can extend the rights offering for up to 21 calendar days.

     The Company has also entered into agreements with twelve institutional and high net worth individuals as standby purchasers. The standby purchasers have agreed to purchase up to 1,000,000 shares of common stock, if available, at the subscription price, upon completion of the rights offering. The Company has guaranteed the availability of a minimum of 600,000 shares of common stock to the standby purchasers following completion of the offering, subject to reduction to a minimum of 200,000 shares to the extent rights holders subscribe for all of the shares underlying the rights granted to them. In no event will the Company issue and sell more than 1,200,000 shares in connection with the rights offering.

     The Company has engaged Sandler O'Neill & Partners, L.P. as its financial advisor in connection with the rights offering. Sandler O'Neill assisted the Company in structuring the offering as well as with respect to marketing the shares to shareholders and standby purchasers.

     A copy of the prospectus meeting the requirements of
Section 10 of the Securities Act of 1933 and additional materials relating to the rights offering were mailed on or about November 15, 2001 to shareholders of the Company as of the record date. Shareholders may also obtain a copy of the prospectus from the Subscription Agent for the offering, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, (718) 921-8237, or the Information Agent for the offering, Sandler O'Neill Shareholder Services, a division of Sandler O'Neill & Partners, L.P., 9 West 57th Street, 19th Floor, New York, New York 10019, (866) 238-9403.




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